UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2008

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Reference is hereby made to the Credit Agreement, dated as of December 16, 2007 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among Epicor Software Corporation (the “Company”), the subsidiaries of the Company party thereto as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), Swingline Lender and L/C Issuer. On December 30, 2008, the Company entered into a Third Amendment (the “Third Amendment”) to the Credit Agreement, among the Company, the Guarantors, the Lenders identified on the signature pages thereto and the Administrative Agent.

Among other things, the Third Amendment (i) reduced the commitments under the revolving loan facility from $150 million to $100 million, (ii) amended the definition of Consolidated EBITDA, which is used to calculate the fixed charge coverage ratios and leverage ratios and the definition of base rate under the Credit Agreement, and (iii) amended certain covenants to permit, if certain conditions are met, the redemption, prepayment or other acquisition of the Company’s 2.375% Convertible Senior Notes due 2027 with the Company’s common stock or up to $25.0 million of cash. In connection with the Third Amendment, the Company paid amendment fees to the Lenders approving the Third Amendment and an arrangement fee to Banc of America Securities LLC.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the Third Amendment, which is filed hereto as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Third Amendment, dated as of December 30, 2008, by and among Epicor Software Corporation, the Guarantors identified on the signature pages thereto, the Lenders identified on the signature pages thereto and Bank of America, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: January 5, 2009	By:	/s/ John D. Ireland
John D. Ireland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment, dated as of December 30, 2008, by and among Epicor Software Corporation, the Guarantors identified on the signature pages thereto, the Lenders identified on the signature pages thereto and Bank of America, N.A., as Administrative Agent